UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 25, 2010

SureWest Communications
(Exact Name of Registrant as Specified in its Charter)

California	000-29660	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 Industrial Avenue, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 25, 2010, SureWest Communications announced a company restructuring initiative to reduce its workforce by approximately 60 positions, or 7% of its overall workforce, including seven open/unfilled positions, 45 workers in its Sacramento market and eight workers in the Kansas City region. Affected positions are comprised of a range of levels across the company, including management and supervisor roles. The strategic restructuring is designed to enhance the company’s focus on its core Broadband segment and reduce costs. As a result of today’s announcement, the company anticipates compensation-related cash savings of approximately $1.0 million in 2010, reaching an estimated annual cash savings rate of at least $5.0 million by 2011. It also expects to incur restructuring charges for severance and related costs of approximately $1.7 million in the second quarter 2010. Additional savings of approximately $1.0 million are expected due to reductions in consulting and advisory services.

Item 9.01 Financial Statement and Exhibits.

 (d)           Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
99.1	Press Release dated May 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

By:	/s/ Dan T. Bessey
Dan T. Bessey Vice President and Chief Financial Officer

Date:  May 25, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 25, 2010.